Portland Commercial Banking
                                                     1300 SW Fifth Avenue
                                                     P O Box 3131, MAC 6101-133
                                                     Portland, OR 97208-3131

    WELLS
    FARGO

                                         September 30, 2000

BARRETT BUSINESS SERVICES, INC.
4724 SW Macadam Avenue
Portland, OR 97201

Dear Mike:

      This letter amendment (this "Amendment") is to confirm the changes agreed upon between WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") and BARRETT BUSINESS SERVICES, INC. ("Borrower") to the terms and conditions of that certain letter agreement between Bank and Borrower dated as of May 31, 2000, as amended from time to time (the "Agreement"). For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree that the Agreement shall be amended as follows to reflect said changes.

      1. Paragraph V.9 is hereby deleted in its entirety, and the following substituted therefor:

                   "9,  Financial   Condition.   Maintain  Borrower's  financial
             condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

                   (a) Current Ratio as of the and of each fiscal quarter not at any time less than 1.15 to 1.0, with "Current Ratio" defined as total current assets divided by total current liabilities.

                   (b) EBITDA not less than $8,000,000.00 as of each fiscal quarter end, determined on a trailing four-quarters basis including the current quarter then ended, with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense,

                   (c) Funded Debt to EBITDA  Ratio as of the end of each fiscal quarter not more than 2.25 to 1.0, with "Funded-Debt" defined as all borrowed funds plus the amount of all capitalized lease obligations of Borrower.

                   (d) EBITDA Coverage Ratio not less then 1.75 to 1.00 as of each fisoal quarter end, with "EBITDA" as defined above, and with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of (i) total interest expense for the trailing four quarters, including the current quarter then ended, plus (ii) scheduled principal payments on long-term debt and subordinated debt for the trailing four quarters, including the current quarter then ended."


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September 30, 2000
Page 2


      2. Except as specifically provided herein, all terms and conditions of the Agreement remain in full force and effect, without waiver or modification. All terms defined in the Agreement shall have the same meaning when used herein. This Amendment and the Agreement shall be read together, as one document.

      3. Borrower hereby remakes all representations and warranties contained in the Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of Borrower's acknowledgment set forth below there exists no default or defined event of default under the Agreement or any promissory note or other contract, instrument or document executed in connection therewith, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute such a default or defined event of default.

UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY BANK AFTER OCTOBER 3,1989 CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER'S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY BANK TO BE ENFORCEABLE.

       Your acknowledgment of this Amendment shall constitute acceptance of the foregoing terms and conditions.

                                   Sincerely,

                                   WELLS FARGO BANK,
                                      NAT10NAL ASSOCIATION

                                   By:  /s/ Julie Wilson
                                        Julie Wilson
                                        Vice President

Acknowledged and accepted as of 10-27-00.

BARRETT BUSINESS SERVICES, INC.

By:  /s/ Michael D. Mulholland
     Michael D. Mulholland
     Vice President-Finance